Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 189 to Registration Statement No. 002-41839 on Form N-1A of our report dated February 15, 2012, relating to the financial statements and financial highlights of Fidelity Series Inflation-Protected Bond Index Fund, a fund of Fidelity Salem Street Trust (formerly Fidelity Fixed-Income Trust), appearing in the Annual Report on Form N-CSR of Fidelity Salem Street Trust for the year ended December 31, 2011, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 24, 2012